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                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

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                                             RULE 14A-6(e)(2))

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[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          TIS MORTGAGE INVESTMENT CO.
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               (Name of Registrant as Specified in Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                                    May 9, 1997

Dear Fellow Shareholders:

  As you may know, TIS Mortgage Investment Company has recently been notified by a group of people calling themselves the Turkey Vulture Fund XIII that they want to become directors of TIS Mortgage Investment Company. You may have already received some mailing from them under the name of the Totally Ignored Stockholders Committee. Do not be fooled. This so-called committee and the Turkey Vulture Fund XIII represent the same interests. We will refer to these people as THE VULTURES because that is what they are. MAKE NO MISTAKE, THE VULTURES ARE PROFESSIONALS AT MAXIMIZING THEIR GAINS AT THE EXPENSE OF OTHER SHAREHOLDERS. The first step is for them to capture the three board seats that are up for election at TIS Mortgage's May 29, 1997, Annual Meeting.

  TIS Mortgage has recently implemented a new strategic plan shifting its focus from investing solely in Structured Securities to also invest in multifamily real estate. Additional cost cutting and revenue enhancing programs have been implemented, and TIS Mortgage is actively exploring transactions which we believe will maximize the value of the company for all Shareholders. WE STRONGLY ADVISE AGAINST TURNING TIS MORTGAGE OVER TO THE VULTURES!

                        TURKEY VULTURES ARE SCAVENGERS

             THEY ONLY SEEK TO BENEFIT THEMSELVES AT YOUR EXPENSE

  Over the past several years, Richard M. Osborne--the leading force behind THE VULTURES--has preyed on several other companies and taken advantage of his fellow shareholders. Whether it be through THE VULTURES or some other entity, his method of operation is to disparage existing management while at the same time provide assurance that he is not attempting to benefit himself at the expense of other shareholders. TIS MORTGAGE BELIEVES THAT CONTRARY TO THE VULTURES' CLAIM, THE VULTURES WILL ATTEMPT TO BENEFIT THEMSELVES AT THE EXPENSE OF YOU AND THE OTHER SHAREHOLDERS.

  Case in point: In a recent proxy fight with First Union Real Estate Equity and Mortgage Investments, Mr. Osborne claimed that he, as well as his so-called "Committee To Unlock The Value of First Union Real Estate Investments", would not not benefit at the expense of any other shareholders. IN A FIGHT
THAT LASTED NEARLY A YEAR, HE WOUND UP EXTRACTING A SPECIAL DEAL TO HAVE FIRST UNION BUY THE VULTURES' STOCK AT A PREMIUM TO MARKET, FOR A TOTAL PURCHASE PRICE OF $7,125,000. Those funds would have otherwise been available to shareholders or for other business purposes had THE VULTURES not made a play for control of First Union.
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  TIS MORTGAGE HAS FILED A LAWSUIT AGAINST THE VULTURES FOR VARIOUS VIOLATIONS
OF THE SECURITIES LAWS, and is seeking to enjoin them from taking any further actions that would be detrimental to TIS Mortgage and the rights of shareholders. As this process may take some time and we may not be able to obtain a decision from the courts in a timely manner, we urge you to disregard the misleading information THE VULTURES are disseminating, and to discard their BLUE proxy card.

           A VOTE ON THE BLUE PROXY CARD IS A VOTE FOR THE VULTURES!

         A VOTE ON THE WHITE PROXY CARD WILL PROTECT YOUR INVESTMENT!

  As we explained above, Mr. Osborne and his colleagues also call themselves the Totally Ignored Shareholders Committee, or the TIS Committee. Fact is THE VULTURES only recently became a shareholder in your company, and other than demanding that TIS Mortgage provide a shareholder list, they have not requested anything further. To state that they have been totally ignored is flatly misleading. Moreover, only one member of the so-called committee is a shareholder. NEITHER CHRISTOPHER JARRATT NOR JAMES LEWIS, TWO OF THE VULTURES' NOMINEES FOR THE BOARD, HOLD A SINGLE SHARE OF TIS MORTGAGE'S STOCK.

  The choice in the upcoming election is clear. We urge you to vote in favor of the existing directors that are up for re-election by signing and dating the enclosed WHITE proxy card, and by so doing, you will be protecting your investment against THE VULTURES. If you have already sent in THE VULTURES' blue proxy card, your return of our WHITE proxy will cancel that vote.

                      NO MATTER HOW MANY SHARES YOU HOLD,
                        YOUR VOTE IS IMPORTANT. PLEASE
                      RETURN YOUR WHITE PROXY CARD TODAY
                 EVEN IF YOU PREVIOUSLY RETURNED A PROXY CARD.

  Thank you for your prompt attention to this matter and for your continued support.

                                          Sincerely,

                                          /s/ Lorraine O. Legg
                                          --------------------
                                          Lorraine Legg
                                          Chairman of the Board
                                          President and Shareholder